Exhibit 24

POWER OF ATTORNEY

Know all by these presents that the undersigned, does hereby make, constitute and appoint each of Ayako Fujimoto, Hirotoshi Yamaoka, Mayumi Nagao, Yuh Sarah Steele, and Kaori Sugiyama, or any one of them, as a true and lawful attorney-in-fact of the undersigned with full powers of substitution and revocation, for and in the name, place and stead of the undersigned (in the undersigned’s individual capacity), to execute and deliver such forms that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of, or transactions in, securities of PayPay Corporation (i) pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, including, without limitation, statements on Form 3, Form 4 and Form 5 (including any amendments thereto) and (ii) pursuant to Rule 144 under the Securities Act of 1933, as amended, including, without limitation, notices on Form 144 (including any amendments thereto). The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, 5 or 144 with regard to their ownership of, or transactions in, securities of PayPay Corporation, unless earlier revoked in writing. The undersigned acknowledges that Ayako Fujimoto, Hirotoshi Yamaoka, Mayumi Nagao, Yuh Sarah Steele, and Kaori Sugiyama are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended.

By:	/s/ Yasuyoshi Karasawa
Name: Yasuyoshi Karasawa

Date: March 18, 2026